Exhibit 10.5

Basic Service Agreement

[_______________] (hereinafter referred to as “Party A”) and KK BloomZ. (hereinafter referred to as “Party B”), enter into the following basic service agreement (hereinafter referred to as the “Agreement”) concerning Party A’s outsourcing of business to Party B as follows.

Article 1 (Basic Contractual Nature)

1.	This Agreement shall apply to all contracts between Party A and Party B (hereinafter referred to as “Individual Contract”) with respect to the work specified in each of the following items (hereinafter referred to as “Work”). However, if the Individual Contracts stipulate matters different from this Agreement, the provisions of the Individual Contracts shall take precedence over the provisions of this Agreement.
①	Casting of voice actors for the Work planned, developed and operated by Party A. (Including voice actor schedule coordination, negotiation, setting and payment of compensation.)
②	Recording and editing of voice data
③	Rights processing work necessary for the execution of this work related to voice data.
④	Any other work agreed upon in the Individual Contract.
2.	Party B shall, in accordance with the terms and conditions set forth in this Agreement and the Individual Contracts, perform the Work in good faith and with the due care of a good manager.
3.	In performing the entrusted Work, Party B shall comply with all applicable laws, regulations, guidelines, etc.
4.	If deemed necessary by Party A, Party A shall request Party B to report on the progress of the entrusted work, or dispatch a person designated by Party A to Party B’s work site to confirm the progress. Party B shall promptly submit a progress report in response, or cooperate with the Party A’s designated dispatcher.

Article 2 (Individual Contract)

The contents of the work, deliverables, date of delivery, amount of consideration, and other necessary matters shall be stipulated in the individual contract. An individual contract shall be concluded when an acknowledgment between the Party A and Party B is confirmed by the delivery of an order form and a purchase order in response thereto, or by communication by e-mail or other electronic system, in addition to the conclusion of a written contract or memorandum of understanding.

Article 3 (Method of Payment of Consideration)

1.	Party A shall pay to Party B the amount specified in the Individual Contract as consideration for the Work by wire transfer to the bank account separately designated by Party B by the payment due date specified in the Individual Contract. The transfer fee shall be borne by Party A.
2.	If the Individual Contract is terminated in the middle of the effective period due to cancellation or other reasons, Party A shall pay to the Party B the consideration for the Work in proportion to the percentage of the performance of the Work.
3.	Party B shall bear the costs necessary for the performance of the Work. However, except as otherwise provided in the Individual Contract.

Article 4 (Entrustment to a Third Party)

The Party B shall not subcontract the Work to a third party without obtaining the prior written consent of the Party A (including by e-mail or other electronic system).

Article 5 (Provision of Materials)

1.	Party A shall disclose, lend, or provide (hereinafter referred to as the “Provision”) to Party B materials, etc. necessary for the performance of the Works, and the Party B may request Party A to provide materials, etc. necessary for the performance of the Works.
2.	Party B shall manage and store the materials, etc. provided by Party A pursuant to the preceding paragraph with the care of a good manager, and shall not use such materials, etc. for any purpose other than the performance of the Works.
3.	Upon termination of this Agreement or any Individual Contract in its entirety, or in the event that any of the Materials, etc. become unnecessary for the performance of the Work, Party B shall return or destroy such Materials, etc. in accordance with the instructions of the Party A.

Article 6 (Inspection)

1.	In the event that the Work requires the delivery of deliverables, Party A shall inspect the deliverables within 30 days after the delivery of the deliverables (hereinafter referred to as the “Inspection Period”) and shall notify Party B of the inspection results within 30 days after the delivery.
2.	If Party A fails to notify Party B of the inspection results within the inspection period specified in the preceding clause, the Deliverables shall be deemed to conform to the contents of the Individual Contract.
3.	If Party A finds any nonconformity of the deliverables with the contents stipulated in the individual contract within the inspection period specified in Paragraph 1 of this Article, Party A may request Party B to complete the performance by repairing the deliverables, delivering substitute deliverables or delivering the deficient part.

Article 7 (Attribution of Rights)

1.	The ownership of the deliverables of the OUTSOURCING WORK shall be transferred from Party B to Party A upon completion of delivery of the deliverables of the OUTSOURCING WORK.
2.	The copyright and other rights to the deliverables of the OUTSOURCING WORK shall belong to Party A. The copyright and other rights to the deliverables of the OUTSOURCING WORK shall belong to Party B. In the event that the rights such as copyrights do not vest in Party A in the original in law, Party B shall transfer such rights to Party A as soon as they arise, and shall not claim moral rights against Party A.

Article 7 (Rights)

1.	Party B warrants that the deliverables of the Work do not infringe upon the proprietary rights, copyrights, or any other intellectual property rights of any third party, and that the deliverables are lawful and in compliance with all applicable laws and regulations.
2.	The copyrights (including the rights stipulated in Articles 27 and 28 of the Copyright Act) and all other intellectual property rights and ownership rights in the deliverables of the Work shall be transferred from Party B to Party A upon completion of the payment of the consideration stipulated in the Individual Contract by Party A, except those previously held by Party B or a third party.

3.	With respect to the intellectual property rights and ownership rights in the deliverables of the Works stipulated in the preceding paragraph that have been owned by Party B or a third party, Party B shall grant to Party A the right to use them free of charge to the extent that there is no impediment to Party A’s use of the deliverables within the scope of this Agreement and the Individual Contracts.
4.	Party B shall not exercise moral rights with respect to the deliverables of the Work, and Party B shall obtain agreement from Party B’s employees or its contractors that they will not assert moral rights.

Article8 (Confidentiality)

1.	During the term of validity of this Agreement and the Individual Contracts, Party A and Party B shall keep confidential any business, technical or managerial facts, materials, information, etc. (hereinafter referred to as “Confidential Information”) of the other party obtained in connection with this Agreement and the Individual Contracts, and shall not disclose or divulge such Confidential Information to any third party (except to the extent necessary for the performance of the Work, to the parent company, subsidiaries, officers or employees of the other party, or to attorneys, certified public accountants or other experts who are obliged to maintain confidentiality) without the prior written consent of the other party. The Confidential Information shall not be used for any purpose other than this Agreement and the Individual Contracts.
2.	Notwithstanding the provisions of the preceding paragraph, information falling under any of the following items shall not constitute confidential information.
①	Disclosure (including the case where it becomes known. The same shall apply hereinafter) 1 Information that is already public knowledge at the time of disclosure (including the case where it becomes known; the same shall apply hereinafter)
②	Information already in one’s possession at the time of disclosure.
③	Information that has become public knowledge through no fault of its own after receiving the disclosure.
④	Information obtained from a duly authorized third party without any obligation of confidentiality.
⑤	Information developed independently without using the disclosed information.

Article 9 (Cancellation)

1.	Party A or Party B may terminate this Agreement or any Individual Contract, in whole or in part, if the other party violates any provision of this Agreement or any Individual Contract, and such violation is not corrected within a reasonable period of time in spite of a demand with a reasonable period of time specified.
2.	Party A or Party B may immediately terminate all or part of this Agreement or any individual contract without any notice if any of the following events occurs to the other party, and the other party shall compensate Party A or Party B for damages incurred by Party A or Party B due to such termination.
①	In the event of a seizure, provisional seizure, provisional disposition, compulsory execution, auction, petition for disposition of delinquency, or other disposition by public authority

②	When a petition for bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or other legal bankruptcy proceedings has been filed, or when such a petition has been filed, or when a private liquidation has been commenced.
③	When the Bank is suspended or becomes insolvent
④	When a bill or check drawn or endorsed by the Bank itself is dishonored at least once.
⑤	When the Bank’s financial condition has deteriorated or is deemed to be at risk of deteriorating
⑥	When there is a breach of trust such as an act that offends public order and morals, or is otherwise detrimental to the credit or reputation of the counterparty.
⑦	When the company dissolves or discontinues its business
⑧	When the Company receives a disposition of suspension of business, or revocation of business license or business registration from the regulatory authorities.
⑨	When the Company violates Article 11, Paragraph 1 or Paragraph 2
⑩	When any event similar to those listed above has occurred.
3.	Cancellation of all or part of this contract and individual contracts shall not preclude the exercise of the right to claim damages.

Article 10 (Compensation for Damages)

If either Party A or Party B violates this Agreement or any individual contract and causes damages to the other party, Party A or Party B shall compensate the other party for such damages (including but not limited to attorney’s fees, indirect damages including lost profits, and special damages).

Article 11 (Exclusion of Antisocial Forces)

1.	Party A and Party B each represent and warrant to the other party the following.
①	Neither the Party nor any of its officers or any person having substantial management authority is currently a member of a crime syndicate, a crime syndicate, or a crime syndicate, (hereinafter collectively referred to as “Anti-Social Forces”) (2) The company does not fall under the category of “Anti-Social Forces”.
②	not have any relationship in which antisocial forces are deemed to control the management of the company.
③	not have a relationship in which antisocial forces are deemed to be substantially involved in the management of the company.
④	4 Not have a relationship that could be deemed to involve the use of antisocial forces.
⑤	Not to have a relationship with antisocial forces that is deemed to involve them in the provision of funds, etc., or in the provision of favors, etc. 5. Not to have any relationship that could be considered as involvement with antisocial forces, such as providing funds, etc. or favors to them.
⑥	Not to have any socially reprehensible relationship with antisocial forces.
2.	Party A and Party B shall make a firm promise not to commit any of the following acts by themselves or by using a third party.
①	Violent demanding acts
②	Unreasonable demands beyond legal responsibility
③	Threatening words or deeds or using violence in connection with transactions.
④	Acts of spreading rumors, using deception or force to damage the other party’s credibility, or obstructing the other party’s business.

⑤	Any other acts equivalent to the preceding items.

3.	In the event that all or part of this Agreement or Individual Contracts are terminated in accordance with Article 9, Paragraph 2, Item 9, In the event of cancellation of all or part of this Agreement or Individual Contracts pursuant to Article 9, Paragraph 2, Item 9, neither Party A nor Party B shall be obligated to compensate the other party for any damages caused by such cancellation.

Article 12 (Effective Period)

1.	The term of validity of this Agreement shall be the period from the date of execution of this Agreement to the date when one year has elapsed. However, if neither Party A nor Party B makes a request in writing (including e-mail and other electronic systems) to change or cancel this Agreement at least one month prior to the expiration of the effective term of this Agreement, the Agreement shall be automatically renewed for a period of one year, and the same shall apply thereafter.
2.	Party A and Party B may terminate this Agreement or any Individual Contract at any time by giving one month’s prior written notice (including e-mail or other electronic system).
3.	With respect to individual contracts existing at the time this Agreement is terminated due to cancellation or expiration of the term of validity, this Agreement shall continue to apply, This Agreement shall still apply to individual contracts existing at the time of termination of this Agreement or expiration of the effective period.
4.	The provisions of Article 5, Paragraph 3, Article 7, Article 8, and Articles 10 through 15 of this Agreement shall remain in effect even after the termination of this Agreement and the Individual Contracts. shall remain in force and effect even after the termination of this Agreement and the Individual Contracts.

Article 13 (Prohibition of Assignment of Rights and Obligations)

Neither Party A nor Party B shall, without the prior written consent of the other party, allow a third party to succeed to any position under this Agreement or the Individual Contracts, or assign, assume, or grant as security to a third party any rights or obligations arising out of this Agreement or the Individual Contracts in whole or in part.

Article 14 (Agreed Jurisdiction)

The Tokyo District Court or the Tokyo Summary Court shall have exclusive jurisdiction in the first instance over any and all disputes relating to this Agreement or Individual Contracts.

Article 15 (Consultation)

Any matter not stipulated in this Agreement or the Individual Contracts, or any question regarding the interpretation of this Agreement or the Individual Contracts, shall be settled upon consultation between Party A and Party B.

Party A and Party B shall prepare two (2) copies of this Agreement as evidence of the execution of this Agreement, and each Party A and Party B shall have one (1) copy each with their names and seals affixed thereto.

However, if this Agreement is executed by electromagnetic record, an electromagnetic record of this document shall be prepared, signed or sealed electronically by Party A and Party B, and the electromagnetic record shall be kept as evidence of the execution of this Agreement. In this case, the electromagnetic record shall be the original and the printed matter shall be a copy.

Date:

Party A:
Address:	[__________________________]
Name:	[__________________________]
[__________________________]

Party B:

Address: Toyo Recording 1F, 4-5-19 Akasaka, Minato-ku, Tokyo

Name:	KK BloomZ
CEO Kazusa Esaki